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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2026

Golkor Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56352	87-2737873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 South Syracuse, 9th Floor, Denver, Colorado 80237

(Address of principal executive offices) (Zip Code)

786 590-5203

(Registrant's telephone number, including area code)

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Afrikor Metal Industries (Pty) Ltd.

On March 10, 2026, Golkor Inc. (the “Company”) entered into a prepay offtake agreement (the “Prepay Offtake Agreement”) with Afrikor Metal Industries (Pty) Ltd. (“AMI”) to purchase certain production from EBM Tailing and Industrial Processing Facility (the “EBM Facility”) upon completion of its purchase by AMI. The Prepay Offtake Agreement was amended on April 3, 2026 (the “Addendum”). It is estimated that the EBM Facility contains over 8 million ounces of silver and approximately 170,000 tons of zinc and 50,000 tons of lead. Golkor initially entered into a joint venture agreement with AMI for a 51% interest in the EBM Facility. However, as AMI has not completed payment for the EBM Facility, the parties have instead entered into the prepay offtake agreement and terminated the joint venture. The prepay offtake agreement provides that AMI will sell to Golkor 100% of Silver Bullion produced from Total Production for three years, but not less than 2,500,000 ounces of silver bullion. Additionally, AMI may request up to US$20,000,000 in prepayments against future payments due under the agreement. This summary of the terms of the Prepay Offtake Agreement and Addendum is qualified in its entirety by reference to the Prepay Offtake Agreement and Addendum filed herewith as Exhibits 10.2 and 10.3, respectively, to this current report on Form 8-K.

Trafigura Pte Ltd.

On February 24, 2026, Golkor Inc. (the “Company”) and Trafigura Pte Ltd. (“Trafigura”) entered into a purchase contract (the “Purchase Contract”) whereby Trafigura will purchase silver bullion produced from the EBM Facility after further refining. The Company is obligated to deliver not less than 2,500,000 ounces of silver including silver bullion and silver dore, which delivery is contingent upon AMI's completion of its purchase of the EBM Facility and the production of silver therefrom pursuant to the Prepay Offtake Agreement. Pricing will be based upon the official London Silver Fixing price in US Dollar, as published daily by the London Bullion Market Association, for silver during a pricing period defined in the contract. This summary of the terms of the Purchase Contract is qualified in its entirety by reference to Exhibit 10.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2026, Robert Armstrong was appointed as the Company’s Chief Financial Officer. Mr. Armstrong brings over 20 years’ experience as a chief financial officer. During the last five years, he has been self-employed providing services to various companies as a fractional CFO. Mr. Armstrong began his career as an auditor with Deloitte in Denver. Mr. Armstrong received a B.S. in Business Administration from The Ohio State University in 1984.

There are no family relationships between Mr. Armstrong and any director or executive officer of the Company, and there are no arrangements or understandings between Mr. Armstrong and any other persons pursuant to which he was selected as an officer. There are no transactions in which Mr. Armstrong has a direct or indirect material interest that require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Trafigura Purchase Contract
10.2	AMI Prepay Offtake Agreement
10.3	Addendum to AMI Prepay Offtake Agreement
104	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golkor Inc.

Date: April 13, 2026	By:	/s/ Gregory Klok
Gregory Klok, Chief Executive Officer

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